                                                                    Exhibit 12.1

ALLEGHENY TECHNOLOGIES INCORPORATED
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                                                                        Years ended
                                                           ----------------------------------------------------------------------
                                                           12/31/2001     12/31/2000     12/31/1999    12/31/1998      12/31/1997
                                                           ----------     ----------     ----------    ----------      ----------
Income before taxes                                        $ (36,400)     $ 208,786      $ 174,162      $ 249,848      $ 364,485

(Income) loss recognized on less than fifty
   percent owned persons                                        (567)           245            (97)           (36)          (908)
Minority interest in the income of subsidiary
   with fixed charges                                            --              52              2            462            938
                                                           ---------      ---------      ---------      ---------      ---------
                                                           $ (36,967)     $ 209,083      $ 174,067      $ 250,274      $ 364,515
                                                           ---------      ---------      ---------      ---------      ---------
Fixed Charges:

Interest expense                                           $  16,536      $  36,014      $  30,625      $  29,824      $  29,324
Portion of rents deemed to be interest                         7,400          7,293          8,025          7,326          5,500
Capitalized interest                                              --             --             --            324             76
Amortization of debt expense                                  14,164          1,586             75             76            444
                                                           ---------      ---------      ---------      ---------      ---------

                                                              38,100         44,893         38,725         37,550         35,344
Fixed charge adjustments:

Capitalized interest                                              --             --             --            324            444
                                                           ---------      ---------      ---------      ---------      ---------

Adjusted fixed charges                                        38,100         44,893         38,725         37,226         34,900
                                                           ---------      ---------      ---------      ---------      ---------
Earnings before income taxes, minority interest
   and fixed charges                                       $   1,133      $ 253,976      $ 212,792      $ 287,500      $ 399,415
                                                           ---------      ---------      ---------      ---------      ---------
Ratio of earnings to fixed charges                         $      --(1)   $     5.7      $     5.5      $     7.7      $    11.4
                                                           =========      =========      =========      =========      =========



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(1) For the year ended December 31, 2001, fixed charges exceeded earnings by approximately $37.1 million.